EXHIBIT 99.1
September 8, 2011

Eagle Rock Announces Expanded NGL Take-Away Agreement in the Texas Panhandle

Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (NASDAQ: EROC) announced today that it has amended its long-term NGL marketing agreement with ONEOK Hydrocarbon, L.P. (“ONEOK”) to increase ONEOK’s volume takeaway commitment with respect to certain of the Partnership’s processing plants in the Texas Panhandle.  The amendment increases Eagle Rock’s NGL transportation and fractionation capacity by approximately 58%, staged in phases to coincide with the expansion of the Partnership’s Phoenix-Arrington Ranch plant and the installation of its Woodall Plant serving the Granite Wash play in Hemphill and Wheeler Counties.    On August 23, 2011, Eagle Rock filed the above-referenced amendment on Form 8-K with the Securities and Exchange Commission as a material agreement.

“We are pleased to announce long-term NGL takeaway support for our Phoenix-Arrington Ranch plant expansion and the installation of the Woodall plant in the Texas Panhandle,” said Joseph A. Mills, Eagle Rock’s Chairman and Chief Executive Officer.  “Upon the installation of our Woodall plant, which is expected to be completed in the first quarter of 2012, Eagle Rock will have processing capacity of approximately 190 MMcf/d serving the Granite Wash play of the Texas Panhandle.”

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties.  Its corporate office is located in Houston, Texas.

Contacts:

Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations